Exhibit 99.1 - Press Release of Firearms Training Systems, Inc. dated 8/16/04

NEWS RELEASE

Media Contact:

Tim Lee

Freebairn & Co.

800.715.9435

tlee@freebairn.com

FATS, Inc.

IR Contact: Gregory Ton

800.813.9046

www.fatsinc.com

FIREARMS TRAINING SYSTEMS, INC.

REPORTS FY05 FIRST QUARTER REVENUE AND OPERATIONS

August 16, 2004, Suwanee (Atlanta), GA – Firearms Training Systems, Inc. (OTC: FATS) today reported first quarter results for fiscal year 2005 ended June 30, 2004.

Revenue for the first quarter was $18,012,000 versus $15,618,000 for the same period of the previous year. First quarter operations produced operating income of $1,677,000 for the current fiscal year as compared to $726,000 for the same period in the prior year. Net loss was $(614,000), or ($0.01) per diluted share, compared with net loss of $(890,000) or $(0.01) per diluted share for the same period of fiscal 2004.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are pleased to report that revenues, gross profit and operating income continue to produce positive results. Revenues increased $2.4 million for the first quarter largely due to substantial deliveries to U.S. military customers and increased sales in Europe and the Middle East. We continue to recognize the benefits of cost saving initiatives previously implemented and, as a result, our operating income increased 131% over the first quarter of 2004. Interest expense, however, continues to adversely affect our bottom line. Interest expense totaled $2.2 million, or (12.0%) of revenues for the three months ended June 30, 2004 as compared to $1.8 million, or (11.3%) of revenues for the three months ended June 30, 2003. Increases in interest expense are primarily due to the increased rates and amortization of financing costs related to the extension of the debt maturity date from September 15, 2003 to October 15, 2004 and to the compounding effect of the 10% dividends on our mandatorily redeemable preferred stock which is payable only in additional shares of the preferred stock. We expect our interest expense to continue to adversely impact our earnings until the Company successfully completes a satisfactory refinancing of its credit agreements. We can currently provide no assurance that a resolution of the problems associated with the Company’s debt structure will be reached on terms that will be satisfactory to the Company, if at all; however, we are actively negotiating the necessary refinancing with our current lenders and with two new lenders, one of which has begun the due diligence procedures necessary to provide the new financing.

Firearms Training Systems, Inc. (OTC: FATS) designs and sells software and hardware simulation training systems that improve the skills of the world’s military, law enforcement and security forces. FATS training systems provide judgmental, tactical and combined arms experiences, utilizing company-produced weapons and simulators. The Company serves U.S. and international customers from its headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Singapore, Netherlands and United Kingdom. FATS, an ISO 9000 certified company, celebrates its 20th anniversary in 2004. The company Web site is www.fatsinc.com.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; the Company’s success in restructuring its debt obligations; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30
	2004	2003
Revenue	$18,012	$15,618
Cost of revenue	11,866	11,347

Gross margin	6,146	4,271

Operating expenses
Selling, general and administrative	3,339	2,897
Research and development	1,018	523
Depreciation and amortization	112	125

Total operating expenses	4,469	3,545

Operating income	1,677	726

Other income (expense), net
Interest expense, net
Debt, net	(1,399)	(1,070)
Dividends on mandatorily redeemable preferred stock	(762)	(691)
Other, net	(90)	42

Total other expense	(2,251)	(1,719)

Loss before provision (benefit) for income taxes	(574)	(993)
Provision (benefit) for income taxes	40	(103)

Net loss attributable to common shareholders	$(614)	$(890)

Loss per share
Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average common shares outstanding - basic	70,154	70,153

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(unaudited) June 30, 2004	March 31, 2004
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,321	$2,367
Restricted cash	2,484	2,502
Accounts receivable, net of allowance of $350	22,759	23,317
Income taxes receivable	91	104
Costs and estimated earnings in excess of billings on uncompleted contracts	5,891	4,268
Unbilled receivables	1,816	62
Inventories, net	11,102	12,221
Deferred income taxes	770	770
Prepaid expenses and other current assets	2,991	1,020

Total current assets	50,225	46,631
Property and equipment, net	2,288	2,398
Other noncurrent assets
Deferred income taxes	1,941	2,004
Deferred financing costs, net	504	187

Total assets	$54,958	$51,220

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Long-term debt due within one year	$3,555	$2,953
Accounts payable	5,008	3,679
Accrued liabilities	6,824	7,002
Accrued interest	958	949
Income taxes payable	158	214
Billings in excess of costs and estimated earnings on uncompleted contracts	1,322	1,428
Deferred revenue	4,044	1,239
Warranty and contract cost provision reserve - current	818	1,074

Total current liabilities	22,687	18,538

Long-term debt	37,689	38,168

Warranty and contract cost provision reserve - noncurrent	325	356

Other noncurrent liabilities	645	587

Manditorily redeemable preferred stock	31,247	30,485

Commitments and contingencies
Stockholders’ deficit
Class A common stock, $0.000006 par value; 100,000 shares authorized, 70,206 and 70,153 shares issued and outstanding	—	—
Additional paid-in capital	123,244	123,215
Stock warrants	613	613
Accumulated deficit	(161,795)	(161,181)
Accumulated other comprehensive loss	303	439

Total stockholders’ deficit	(37,635)	(36,914)

Total liabilities and stockholders’ deficit	$54,958	$51,220

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